SEVERANCE AGREEMENT
This Severance Agreement (this “Agreement”) is first executed as of this 1st day of November 2022 by and between Clean Harbors Environmental Services, Inc., together with its parent and affiliated companies being hereinafter collectively referred to as the “Company,” and Eric W. Gerstenberg (the “Key Employee”).
WHEREAS, the Company has offered continued employment to the Key Employee with a promotion to the Company’s Co-Chief Executive Officer and Co-President to become effective on March 31, 2023 (the “Effective Date”);
WHEREAS, the Company and the Key Executive are now party to a Severance Agreement dated February 12, 2016 (the “Existing Severance Agreement”) and desire to amend and restate the Existing Severance Agreement in its entirety effective as of the Effective Date;
WHEREAS, subject to the terms of this Agreement, the Company desires to provide the Key Employee with the severance benefits described herein in the event the Key Employee’s employment by the Company shall terminate on or after the Effective Date (with the terms of the Existing Severance Agreement to govern in the event the Key Employee’s employment by the Company shall terminate prior to the Effective Date); and
WHEREAS, as a condition to the Company’s entering into this Agreement, the Key Employee has first executed the attached Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit A, and will execute the Non-Competition, Non-Solicitation and Confidentiality Agreement a second time for purposes of the non-competition provisions within three (3) business days following the termination of his employment;
NOW, THEREFORE, in consideration of the foregoing premises and the agreements set forth below, the Company and the Key Employee agree as follows:
1. Definitions.
(a) “Cause” for termination by the Company shall be determined to have occurred only if the reason for such termination is any of the following:
(i) A material breach of the Key Employee’s fiduciary duty to the Company or an act of fraud, dishonesty or theft upon the Company;
(ii) Willful, persistent or repeated neglect, failure to perform, or violation of duties after having been previously warned of such neglect, failure to perform or violation;
(iii) Entry against the Key Employee of a guilty plea, or a conviction, judgment or order against the Key Employee in any proceeding or action before any court relating to a willful violation of any material law, rule or regulation relating to the business of the Company or any of its affiliates or involving moral turpitude; or

(iv) The Key Employee’s breach of the Non-Competition, Non-Solicitation and Confidentiality Agreement.
(b) A “Change of Control” shall be deemed to have occurred if the Company is a party to any merger, consolidation or sale of assets, or there is a tender offer for the Company’s common stock, or a contestable election of the Company’s Directors and as a result of any such even, either (i) the directors of the Company in office immediately before such event cease to constitute a majority of the Board of Directors of the Company, or of the company succeeding to the Company’s business, or (ii) any company, person or entity (including one or more persons and/or entities acting in concert as a group) other than an affiliate of the Company, gains “control” (ownership of more than fifty percent (50%) of the outstanding voting stock of the company) over the Company. The concept of “control” shall be deemed to mean the direct or indirect ownership, beneficially or of record, of voting stock of the Company.
(c) “Disability” shall mean the Key Employee’s inability to substantially perform his or her employment duties, due to a medically determinable physical or mental illness or injury which lasts for, or is reasonably expected to last for, 60 consecutive days or 90 days in any 12-month period, whether or not consecutive. The Board of Directors of the Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information supplied by Key Employee and/or his or her medical personnel, as well as information from medical personnel (or others) selected by the Board or the Company’s insurers, which determination shall be conclusive as of its date absent fraud or manifest error.
(d) “Severance Benefits” means up to twenty-four (24) month’s base salary, at the rate in effect at the time of termination of employment (“Base Salary”), plus up to twenty-four (24) months of continued medical, dental, life insurance and other benefits, if any, which were provided to the Key Employee at the time of his or her termination of employment and for which the Key Employee is eligible to receive benefits under plans administered by third party providers (collectively “Benefits”), payable as provided in this Agreement. In addition, the Key Employee is entitled to a payment in cash of an annual cash bonus (“Bonus Payment”) that the Key Employee would have earned for the year in which termination occurs. To avoid any ambiguity, the Bonus Payment will equal the average of the last two cash bonuses the Key Employee received over the two years immediately prior to the year in which severance has occurred, with payment of the Bonus Payment to be made in twenty-four (24) equal monthly installments. In no event shall the Bonus Payment be deemed to include any right to acceleration of vesting of any performance-based or time-vesting restricted shares which are held by the Key Employee but which remain unvested as of the date of termination of employment, for which the vesting or forfeiture thereof shall be determined in accordance with the award agreements under which those restricted shares were issued.
2.     Payment of Severance Benefits. The payment of any Severance Benefits as provided in this Agreement is in consideration of and conditioned on the Key Employee’s first execution of the attached Non-Competition, Non-Solicitation and Confidentiality Agreement contemporaneously with the execution of this Agreement and the Key Employee’s second execution of the Non-Competition, Non-Solicitation and Confidentiality Agreement incorporating the non-compete provisions of ¶ 4 within three (3) business days of the Key Employee’s termination of employment.

3.     Termination on or after Change in Control. In the event of a Change of Control, and if, within a period of 30 days after such Change of Control, the Key Employee shall not be offered a position with the Company (or such other entity as may result from such Change of Control, collectively “Successor”) equal to that which the Key Employee held with the Company prior to the Change of Control, the Key Employee shall be entitled to receive Severance Benefits. A position shall not be deemed to be “equal” to that which the Key Employee held prior to the Change of Control if such position does not have an equal or better compensation package and job responsibilities, or its primary work location is not within 30 miles of such location prior to the Change of Control.
If the Key Employee shall accept a position with the Successor after the Change in Control and the Successor shall thereafter, within a period one (1) year from the Change of Control, (i) terminate the employment of the Key Employee, except for Cause or (ii) change the Key Employee’s position so as not to be equal to the Key Employee’s position prior to the Change in Control, the Key Employee shall be entitled to Severance Benefits.
4.     Payment of Severance Benefits after Change of Control. The applicable amount of Base Salary and Bonus Payment, as part of Severance Benefits arising as a result of the termination of employment under Section 3 above, shall be paid in full (less required federal, state and/or local withholding) no later than thirty (30) days after the termination of employment which gives rise to Severance Benefits. To the extent that equivalent or better benefits of similar nature are not made available to the Key Employee from other employment, such benefits shall continue to be provided by the Company as Severance Benefits for the applicable period from termination of employment in accordance with Company policy, provided the same is allowed by any third-party provider which may administer the applicable Company benefit plan.
5.     Termination Without a Change of Control. If there shall not have been a Change of Control of the Company and the Key Employee’s employment with the Company is terminated by the Company, other than for death, Disability or Cause, the Key Employee shall be entitled to receive Severance Benefits paid periodically in accordance with the Company’s normal salary and benefit payment policies. There shall be offset against Base Salary any earned compensation which the Key Employee may receive or be entitled to receive from any subsequent employer or self-employment, and Benefits shall continue only to the extent that benefits of a similar nature are not made available to the Key Employee from a subsequent employer.
6.     Notice of Change of Circumstances. The Key Employee agrees to immediately notify the Company of any subsequent employment during the term when he is receiving Severance Benefits under Section 5 above, and, as a condition of continued payment of Severance Benefits under this Severance Agreement, the Key Employee shall periodically provide the Company with updated information as to the amount of compensation earned by the Key Employee and any benefits which he is eligible to receive from any subsequent employer or self-employment during the period in which Key Employee is receiving Severance Benefits hereunder.
7.     Release. The Key Employee shall, as a condition of receiving Severance Benefits hereunder, provide the Company with a general release of all claims against the Company, in a form reasonably provided by the Company, which shall release all claims which the Key Employee may have against the Company at the time of such release, including, without limitation, claims under ERISA and the Age Discrimination in Employment Act of 1967, as amended, but in no event releasing claims for Severance Benefits due under this Agreement.
8.     Resignation as Director, Officer or Manager. If at the time the Key Employee ceases for any reason (including, without limitation, voluntary termination by the Key Employee, involuntary termination with or without Cause, or termination as a result of a Change of Control) the Key Employee is serving as a director, officer or manager of the Company or its parent or any of its subsidiaries or affiliated companies, the Key Employee shall be deemed to have resigned from any such office or role effective as of the date of such termination of employment.
9.     Outplacement Benefits. If the Key Employee shall be entitled to receive Severance Benefits and shall not have obtained new employment upon termination of employment with the Company, the Key Employee shall be entitled to receive up to $25,000 in payment by the Company to an executive outplacement firm chosen by the Company to assist the Key Employee in finding new employment. Such amount shall be payable to the outplacement firm upon the presentation of appropriate documentation to the Company.
10.     Un-Funded Plan Employee at Will Status; Potential Clawback Requirements. The Key Employee understands that the benefits under this Agreement have not been funded by the Company, and as such the Key Employee, if entitled to Severance Benefits hereunder, will be a general creditor of the Company. Furthermore, the Key Employee understands that the potential benefits under this Agreement are subject to any “clawback” or similar policies adopted by the Company’s Board of Directors from time to time in accordance with the applicable requirements of the New York Stock Exchange (or any other securities exchange on which the Company’s securities may then be listed) or other applicable provisions of any securities law or regulation. Nothing in this Agreement shall be construed to change the Key Employee’s employment status from that of an “employee at will” with the Company.
11.     Duty to Cooperate. The Key Employee agrees to cooperate with the Company in connection with any litigation or other proceeding arising out of or relating to matters about which he was involved or had knowledge prior to the termination of his employment. The Key Employee’s cooperation will include, without limitation, providing assistance to the Company’s counsel, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. The Key Employee recognizes that the Company will seek to minimize interruptions to his schedule to the extent consistent with its interests in the matter and that the Company will reimburse him for reasonable and appropriate out-of-pocket expenses actually incurred by him in connection with the cooperation upon reasonable substantiation of such expenses.
12.     Key Employee Acknowledgments. The Key Employee acknowledges:
(a) He has been advised by the Company that he has the right to have independent legal counsel review the provisions of this Agreement, including Exhibit A.
(b) He has seven (7) business days to rescind his acceptance of this Agreement by providing written notice delivered by hand, fax, overnight delivery service, or certified first class mail, to Clean Harbors, Inc.: attention General Counsel.

(c) The Key Employee’s acceptance of the Non-Competition Covenant in the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit A and incorporated into this Agreement is a material inducement for the Company to provide the Severance Benefits hereunder.
13. Miscellaneous. This Severance Agreement has been executed in the Commonwealth of Massachusetts and shall be governed and construed in accordance with the laws thereof. In the event of any inconsistency between this Agreement and the Company’s Key Employee Retention Plan, or similar program then in effect, the terms of this Agreement shall prevail. This Agreement shall be binding upon the Company and the Key Employee and upon their respective heirs, representatives, successors, and assigns. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but shall constitute one in the same agreement.
IN WITNESS WHEREOF, this Agreement has been duly signed on behalf of the Company and by the Key Employee as of the day and year first above written.
CLEAN HARBORS ENVIRONMENTAL
SERVICES, INC.

/s/ Melkeya McDuffie
Signature
Printed Name: Melkeya McDuffie
Title: EVP, CHRO

/s/ Eric W. Gerstenberg
Eric W. Gerstenberg

Exhibit A
NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT
This NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT (the “Agreement”) is initially entered into as of this 1st day of November, 2022 by and between Clean Harbors Environmental Services, Inc., (the “Employer”), including all current or future parents, subsidiaries, affiliates, and/or successors, known collectively as (the “Company”) and Eric W. Gerstenberg (“Employee”).
RECITALS:
WHEREAS, during the course of Employee’s employment with the Employer, Employee acknowledges and agrees that he or she will have access to, or be acquiring, Confidential Information concerning the Company’s legitimate business interests (as defined in Section 2(b) below); and Trade Secrets (as defined in Section 2(c) below);
WHEREAS, Employee acknowledges and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company that provide the Company a competitive advantage in the marketplace (as described in Section 2(a) below), and deserves stringent legal protection;
WHEREAS, during the course of Employee’s employment, Employee acknowledges and agrees that he or she may receive from the Company valuable knowledge, experience and technical training and assistance that will place him or her in a position of confidence and trust with and will materially aid him or her in establishing and maintaining substantial relationships with specific prospective or existing customers of the Company;
WHEREAS, during the course of Employee’s employment, Employee acknowledges and agrees that the support furnished to him or her by the Company will enable him or her to establish goodwill with the Company’s customers, which is a valuable asset and legitimate business interest of the Company and deserves stringent legal protection;
WHEREAS, Employee acknowledges that the Employer would not employ or continue to employ Employee without Employee’s agreeing to be bound by the restrictions contained in this Agreement with the exception of the Non-Compete provisions of ¶ 4, and with respect to the Non-Compete provisions of ¶ 4, Employee acknowledges that the Employer will not pay any Severance Benefits without the Employee’s agreeing to be bound by the Non-Compete restrictions within three (3) business days following the Employee’s termination of employment; and
WHEREAS, Employee agrees that during his or her employment with the Employer, Employee shall devote such amounts of Employee’s attention and energy to the diligent performance of Employee’s duties as is necessary for the highest reasonable performance thereof.
WHEREAS, Employee represents that he or she has fully disclosed and otherwise does not have any contractual or other obligations that would conflict with his or her employment by the Employer. In particular, Employee represents that he or she is not bound by any agreement, understanding or other obligation with or to any person or entity (including, without limitation, any non-competition agreement) that prohibits him or her from accepting or continuing his or her employment by the Employer and fully performing all of his or her duties for the Employer. Employee further represents that he or she will not use any prior employer’s Confidential Information (as defined in Section 2(b) below) or Trade Secrets (as defined in Section 2(c) below) in the course of his or her employment with the Employer.
WHEREAS, Employee shall not engage in any other business activities without the prior written consent of the Company. In particular, during employment, Employee agrees not to engage in any business or activity that is inimical to the best interests of the Company or that would interfere with his or her ability to work for the Company on a full-time basis.
WHEREAS, Employee shall comply with the fiduciary duty of loyalty, good faith and fair dealing and shall (a) promptly disclose to the Company all business opportunities that are presented to him or her in his or her capacity as an officer or employee of the Employer or that are of a similar nature to the Company’s existing business or a type of business the Company is currently developing, and (b) not usurp or take advantage of any such business opportunity.
NOW, THEREFORE, as an inducement to and in consideration of Employee’s acceptance or continuation of employment with the Employer, and the Employer’s compensating Employee for services and extending to him or her certain other employee benefits of a compensatory nature, including without limitation the Severance Benefits under a Severance Agreement, but without any obligation on the Employer’s part to continue such employment, compensation or benefits for any specified period whatsoever, Employee agrees to protect, safeguard and maintain the integrity and confidentiality of the Company’s valuable assets and legitimate business interests in accordance with the terms and conditions set forth below.
1. Recitals. The above recitals are true and correct and are incorporated herein by reference for all purposes as if set forth fully herein.
2. Confidentiality Covenant.
(a) Nondisclosure of Confidential Information and Trade Secrets. The parties hereto acknowledge that during the period in which Employee is employed by the Employer (the “Employment Period”), Employee shall use, receive, have access to, conceive or develop Confidential Information (as defined in Section 2(b) below) and Trade Secrets (as defined in Section 2(c) below). Employee covenants and agrees that during the Employment Period and at all times thereafter he or she shall not, except with the prior written consent of the Company, which consent shall be granted or denied at the Company’s sole and absolute discretion, or except if acting solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and policies, at any time, disclose, divulge, report download, transmit, store, transfer or use, for any purposes whatsoever, any such Confidential Information and Trade Secrets. Employee recognizes that such Confidential Information and Trade Secrets represent a valuable asset of the Company and are required to ensure the effective and successful conduct of the Company’s business.
(b) Confidential Information. “Confidential Information” means all of the following materials and information that Employee uses, receives, has access to, conceives or develops or has used, received, conceived or developed, in whole or in part, in connection with Employee’s employment with the Employer:
(i) The contents of any manuals or other written materials of the Company;
(ii) The names and information relating to customers and prospective customers of the Company and/or persons, firms, corporations or other entities with whom Employee has contact with on behalf of the Company or to whom any other employee of the Company has provided goods or services at any time, including contact persons, addresses and phone numbers, their characteristics and preferences and the types of services provided to or received from those customers and prospective customers;
(iii) The terms of various agreements between the Company and any third parties, including without limitation, the terms of customer agreements, vendor or supplier agreements, lease agreements, advertising agreements, fee arrangements, terms of dealing and the like;
(iv) Any data or database, processes, or other information compiled by the Company, including, but not limited to, customer lists, customer information, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer or other person, firm or corporation to whom or which the Company has provided goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or any other information;
(v) All policies, procedures, strategies and techniques regarding the services performed by the Company or regarding the training, marketing and sales of the Company, either oral or written; the Company’s internal corporate policies and practices related to its services, price lists, fee arrangements and terms of dealings with customers or potential customers or vendors; and information relating to formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans;
(vi) Any other information, data, know-how or knowledge of a confidential or proprietary nature observed, used, received, conceived or developed by employee in connection with Employee’s employment by the Employer, including and not limited to the Company’s methodologies, price strategies, price lists, costs and quantities sold; financial and sales information, including, but not limited to, the Company’s financial condition, business interests, initiatives, objectives, plans or strategies; internal information regarding personnel identity, skills, compensation, organizational charts, budgets or costs of individual departments, and the compensation paid to those working for or who provide services to the Company; and performance of investments, funds or portfolio companies, including any “track record” or other financial performance information or results;

(vii) All other non-public information regarding: the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of the Company’s shareholders, members, partners, employees or investors; the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which the Company may invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; the respective interest in any investment of any of its shareholders, members, partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information;
(viii) All inventions, discoveries, software (including, without limitation, both source code and object code), models, drawings, photographs, specifications, trademarks, formulas, patterns, devices, compilations and all other proprietary know-how and technology, whether or not patentable or copyrightable, and all copies and tangible embodiments of any of the foregoing, and that have been or will be created for the Company by Employee, whether alone or with others; and
(c) Trade Secrets Defined. “Trade Secrets” shall include, but not be limited to, information regarding formulas, processes or methods that: (i) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of reasonable efforts by the Company to maintain its secrecy. “Trade Secrets” shall also include all other information or data that qualifies as a trade secret under applicable state law.
(d) Use and Return of Confidential Information and Trade Secrets.
(i) Employee agrees that under no circumstance and at no time shall any of the Confidential Information and Trade Secrets be taken from the Company’s premises without knowledge of the Employer and that under no circumstances and at no time shall any of the Confidential Information and Trade Secrets be duplicated, in whole or in part, without the express written permission of the CFO of the Company which permission may be granted or denied in his or her sole and absolute discretion.
(ii) Employee agrees that, upon termination of employment with the Employer, Employee shall return to Company all such Confidential Information and Trade Secrets, which is in Employee’s possession regardless of the form in which any such materials are kept.
(iii) Employee covenants and agrees that all right, title and interest in any Confidential Information and Trade Secrets shall be and shall remain the exclusive property of the Company and shall be and hereby are vested and assigned by Employee to the Company. Employee agrees to promptly disclose to the Company all Confidential Information and Trade Secrets developed in whole or in part by Employee within the scope of this Agreement. Employee agrees to turn over to the Company all physical manifestations of the Confidential

Information and Trade Secrets in his possession or under his control at the request of the Company.
(iv) Employee acknowledges that all documents, in hard copy or electronic form, received, created or used by him or her in connection with his or her employment with the Employer are and will remain the property of the Company. Employee agrees to return all such documents (including all copies) promptly upon the termination of his or her employment, certifies that no other documents remain, and agrees that, during or after his or her employment, he or she will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests.
(e) Assignment and Enforceability. This Confidentiality Covenant shall be binding upon and shall inure to the benefit of the Company and its successors and assigns; it may be assigned by the Company in its discretion and without Employee’s consent and neither a formal assignment nor notice to Employee shall be required. Employee also expressly agrees that this Agreement is intended for the benefit and may be enforced by any affiliate of the Company and/or subsidiaries. This Confidentiality Covenant shall also be binding upon Employee and shall inure to Employee’s benefit and to the benefit of his or her heirs, executors, administrators and legal representatives. Employee’s duties and obligations hereunder are personal and shall not be assignable or delegable by Employee in any manner whatsoever.
3. Non-Solicitation Covenant.
(a) Non-Solicitation. Employee agrees that during his or her employment with the Employer and for a period of twenty-four (24) months following termination of Employee’s employment with the Employer for any reason whatsoever, whether such termination is voluntary or involuntary, Employee will not, directly or indirectly, do or suffer or otherwise encourage or assist any person regarding any of the following:
(i) Employ, assist in employing, recruit, hire or otherwise associate in business with any present, former or future employee, officer or agent of the Company or any other member of the Company, including consultants, independent contractors and their representatives and/or agents who is or are engaged in, or propose to engage in the business of the Company;
(ii) Solicit, induce or attempt to induce, influence or attempt to influence in any manner whatsoever, including but not limited to social networking announcements, any present, former or future employee, officer or agent of the Company, or any other member of the Company, including consultants, independent contractors and their representatives and/or agents, to terminate or divert or diminish said relationship, even if Employee is not the first one to initiate contact with the aforementioned;
(iii) Solicit, induce or attempt to induce or encourage any third party, including any provider of goods or services to the Company or client or investor, in any manner whatsoever, including but not limited to social networking announcements, to terminate, divert or diminish its business relationship with the

Company, even if Employee is not the first one to initiate contact with the aforementioned; nor will Employee take any other action in any manner whatsoever, including but not limited to social networking announcements, that could, directly or indirectly, be detrimental to the Company’s relationships with its providers of goods or services or other business affiliates or that could otherwise interfere with the Company’s business, even if Employee is not the first one to initiate contact with the aforementioned; and
(iv) Solicit or attempt to solicit business of, do business with or perform any services for any customer, client, investor, supplier or vendor or prospective customer of the Company or to otherwise interfere in any manner whatsoever, including but not limited to social networking announcements, with any business relationship between the Company, on the one hand, and any other person or entity, on the other hand, even if Employee is not the first one to initiate contact with the aforementioned.
(b) Assignment and Enforceability. This Non-Solicitation Covenant shall be binding upon and shall inure to the benefit of the Company and its successors and assigns; it may be assigned by the Company in its discretion and without Employee’s consent and neither a formal assignment nor notice to Employee shall be required. Employee also expressly agrees that this Agreement is intended for the benefit and may be enforced by any affiliate of the Company and/or subsidiaries. This Non-Solicitation Covenant shall also be binding upon Employee and shall inure to Employee’s benefit and to the benefit of his or her heirs, executors, administrators and legal representatives. Employee’s duties and obligations hereunder are personal and shall not be assignable or delegable by Employee in any manner whatsoever.
4. Non-Competition Covenant.
(a) Covenant Not to Compete. Employee agrees that for a period of twenty four (24) months following termination of Employee’s employment with the Employer for any reason whatsoever, whether such termination is voluntary or involuntary, Employee will not, directly or indirectly, own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association, or other entity that is engaged in any manner in the environmental services business, which shall include, but not be limited to, hazardous and non hazardous waste management, transportation and disposal, emergency response services, environmental field services, tank cleaning, decontamination, site investigation and remediation, lab pack services, industrial maintenance services, oil and gas field services to include seismic/exploration services, parts cleaning, and used oil collection, used oil re-fining and sales of recycled products in any geographical sales or operations territory assigned to the Employee by the Company, or with any existing or prospective Company customers for which the Employee had responsibility or contact during his or her employment with the Company. Employee may make passive investments in publicly traded entities not to exceed 1% of the outstanding voting securities of such public entity, provided, however, that such investments do not prevent Employee from abiding by this Agreement, including this Paragraph 4(a).

(b) Assignment and Enforceability. This Non-Competition Covenant shall be binding upon and shall inure to the benefit of the Company and its successors and assigns; it may be assigned by the Company in its discretion and without Employee’s consent and neither a formal assignment nor notice to Employee shall be required. Employee also expressly agrees that this Agreement is intended for the benefit and may be enforced by any affiliate of the Company and/or subsidiaries. This Non-Competition Covenant shall also be binding upon Employee and shall inure to Employee’s benefit and to the benefit of his or her heirs, executors, administrators and legal representatives. Employee’s duties and obligations hereunder are personal and shall not be assignable or delegable by Employee in any manner whatsoever.
5. Non-Disparagement. Employee acknowledges and agrees that at no time during or after his/her employment with the Employer will Employee disparage or otherwise portray in a negative light in any way the Company or any of its affiliates, subsidiaries, parent companies, employees, officers, agents, shareholders, partners or directors, managing members, lawyers or others with whom the Company has business relationships.
6. Reasonableness. Employee acknowledges that, in the course of his association with the Company, he will acquire Confidential Information and Trade Secrets concerning the Company’s business that could be used to the detriment of the Company. Accordingly, the parties hereby agree that the period, scope and geographical areas of restriction imposed upon Employee by the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company. Employee warrants and represents to the Company that his experience and capabilities are such that the provisions of this Agreement will not prevent him or her from earning a livelihood. Employee further warrants and represents that because the services rendered by the Employee are special, unique or extraordinary, enforcement of the restrictions of this Agreement is necessary to protect the goodwill of the Company. In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof. In the event that the provisions of this Agreement relating to the area of restriction, the period of restriction, or the scope of restriction shall be deemed to exceed the maximum area, period of time or scope that a court of competent jurisdiction would deem enforceable, said area, period of time and scope shall, for purposes of this Agreement, be deemed to be the maximum area or period of time or scope that a court of competent jurisdiction would deem valid and enforceable.
7. Enforcement.
(a) Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Agreement above will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms and would cause irreparable harm to the Company. Accordingly, it is acknowledged that upon Employee’s violation of any provision of this Agreement, the Company shall be entitled to obtain from any court of competent jurisdiction, including without limitation state and federal courts in the Commonwealth of Massachusetts, where the Parties consent and shall not contest that venue shall be proper, immediate injunctive relief and obtain a temporary order and/or injunction restraining any threatened or further breach, as well as monetary damages, including, but not limited to, an equitable accounting of all profits or benefits arising out of such violation.

Employee expressly waives any security that might otherwise be required in connection with such relief. Nothing in this paragraph shall be deemed to limit the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Agreement that may be pursued by the Company. Availability of any other remedy shall not preclude the Company from enforcing the restrictions of this agreement or its entitlement to the injunctive relief for violation thereof. Employee acknowledges and agrees that the provisions of this Agreement may be enforced by the Company or any successor or assign of the Company.
(b) In the event the Company applies to seal any papers produced or filed in any judicial proceedings to preserve confidentiality, Employee hereby specifically agrees not to oppose such application and to use Employee’s best efforts to join such application.
(c) In addition to the remedies provided in subsection (a), Employee understands that in the event of any breach of this Agreement by Employee as reasonably interpreted by the Company, (i) he or she shall, to the full extent permitted by law, become ineligible to receive and shall forfeit any unpaid bonus and/or commission payments pursuant to the Company’s bonus and/or commission plans in effect at the time of the breach, any unexercised stock options and/or restricted stock awards (whether vested or not) received by Employee under a stock option or similar plan of the Company, which shall be immediately cancelled, and any Severance Benefits payable under Employee’s Severance Agreement; and (ii) he or she shall forfeit any other payment by the Company that has not been paid at the time of the breach. Notwithstanding the foregoing, Employee agrees that the Company may also enforce the provisions relating to Employee after his or her termination from employment as described in Sections 3 and 4 of this Agreement. Further, to the maximum extent permitted by law, the Company shall have the right to demand the return of any payments made by the Employer to Employee, and/or demand the return of any gain or proceeds realized by Employee in connection with the exercise or sale of any award, option, shares or other interest from the date of the breach.
8. Toll Period. In the event Employee shall violate any provision of this Agreement as to which there is a specific time period during which Employee is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then such violation shall toll the running of such time period from the date of such violation until such violation shall cease and shall extend the time period set forth in this Agreement so long as Employee remains in violation.
9. Succession, Assignment and Enforceability. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns; it may be assigned by the Company in its discretion and without Employee’s consent and neither a formal assignment nor notice to Employee shall be required. Employee also expressly agrees that this Agreement is intended for the benefit and may be enforced by any affiliate of the Company. This Agreement shall also be binding upon Employee and shall inure to Employee’s benefit and to the benefit of his or her heirs, executors, administrators and legal representatives. Employee’s duties and obligations hereunder are personal and shall not be assignable or delegable by Employee in any manner whatsoever.
10. Attorneys’ Fees. If any legal action or other proceeding is brought by the Company for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation by Employee in connection with any provision of this Agreement, the prevailing party in such legal action or other proceeding shall be entitled to recover from the other party reasonable attorneys’ fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief. For purposes hereof, the Company shall be deemed the prevailing party notwithstanding any reduction of geographical location, period of time or scope of competitive activities pursuant to Sections 3 and/or 4 hereof. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed to the Company by its attorneys.
11. At-Will Employment. Employee acknowledges that this Agreement does not grant, imply, give or create any rights to employment by the Employer and, unless otherwise provided in another writing executed by an officer of the Company and Employee, Employee is free to resign at any time, for any reason or no reason, and, similarly, Employer is free to terminate Employee’s employment at any time, for any or no reason.
12. Claims of Employee are Separate Matters. The existence of any claim or cause of action by Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants set forth herein but shall be claimed and litigated separately.
13. Non-Waiver. The failure or delay of the Company at any time to require performance by Employee of any provision of this Agreement or to seek redress against Employee or any other employee for any specific breach or threatened breach of this Agreement, even if known, shall not operate or be construed as a waiver by the Company of its rights to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by the Company of any breach of any provision of this Agreement shall not be construed as a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on Employee in any case shall, of itself, entitle Employee to any other or further notice or demand in similar or other circumstances.
14. Complete Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter covered; furthermore, this Agreement supersedes any and all prior written or oral agreements of the parties with respect to the subject matter covered, and cannot be modified except in writing, signed by both parties. The conduct of the parties without such written amendment shall in no event be utilized to construe that any such amendment has been made.
15. Governing Law, Jurisdiction and Waiver of Venue. This Agreement shall, for all purposes, be governed by, construed, controlled, interpreted and enforced in accordance with and under the laws of the Commonwealth of Massachusetts, regardless of the fact that any of the parties hereto may be or may become a resident of a different county, state, or jurisdiction, and without regard to Massachusetts’ choice of law rules. Each of the parties to this Agreement irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in state or federal courts located in the Commonwealth of Massachusetts; (b) consents to the exclusive jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of exclusive venue of any such suit, action or proceeding in any of such courts; and (d)

agrees that service of any court paper (including a summons and complaint) may be affected on such party by mail, as provided in Paragraph 16 of this Agreement or in such other manner as may be provided under applicable laws or court rules in said state.
16. Notice. All notices, requests, consents and other communications required or permitted by this Agreement shall be in writing and shall• be delivered by hand, fax, overnight delivery service, or certified first class mail, if to the Company: to Clean Harbors, Inc.: attention General Counsel; if to Employee: to the then-current address of Employee known by the Company. Any such notice, request, consent or other communication shall be deemed given and shall be effective upon delivery at such address.
17. Required Notice by Employee. Employee agrees that he or she shall notify any prospective employer of the existence and nature of this Agreement. If Employee fails to make this required disclosure, the Company shall have the right to provide such notice to Employee’s subsequent employer(s).
18. Acknowledgment. Employee acknowledges that Employee understands the terms and conditions set forth in this Agreement, has had their questions answered by representatives of the Company, he has had adequate time to consider whether to agree to them, and he has been advised by the Company that he has the right to consult with legal counsel.
19. Right to Rescind. Employee acknowledges that he has seven (7) days to rescind his acceptance of the non-compete provisions of ¶ 4 by providing written notice to the Company pursuant to the provisions of ¶ 16.

IN WITNESS WHEREOF, this Agreement, with the exception of the provisions of ¶ 4, has been initially duly signed on behalf of the Company and by Employee as of the day and year first above written.
CLEAN HARBORS ENVIRONMENTAL
SERVICES, INC.

Signature
Printed Name:
Title:

Eric W. Gerstenberg

IN WITNESS WHEREOF, this Agreement, incorporating and accepting the provisions of ¶ 4, has been duly signed on behalf of the Company and by Employee as of the day and year noted below.
CLEAN HARBORS ENVIRONMENTAL
SERVICES, INC.

Signature
Printed Name:
Title:

Dated: ________________________

Eric W. Gerstenberg
Dated _________________________